Exhibit 99.1

Sichuan Chemical Issues $20 Million Strategic Investment Letter of Intent to Prospect Global Resources

Sichuan looking to expand relationship with PGRX

DENVER, CO, September 19, 2013 — Sichuan Chemical Industry Holding (Group) Co., Ltd. (“Sichuan”) has issued Prospect Global Resources Inc. (“Company” or “Prospect”) a Letter of Intent indicating interest in up to a $20 million strategic investment in Prospect to further the development of the Company’s Holbrook Project.  Prospect and Sichuan Chemical entered into a potash supply agreement in 2012.

Xiaojun Chen, Chairman of Sichuan Chemical’s Board of Directors, stated, “Sichuan has been looking for ways to deepen its cooperation with PGRX. We look forward to working with PGRX in order to bring its Holbrook Basic project to completion and Sichuan will continue to pursue additional avenues of cooperation going forward.”

The Company recently released the results of a Pre-Feasibility Study and is underway on its infill-drilling program.  Prospect plans to complete a Definitive Feasibility Study by the third quarter of 2014.

Terms of the Sichuan investment are to be agreed to and subject to final approval by the Sichuan Provincial Government and affiliates.

About Prospect Global Resources Inc.

Prospect Global Resources Inc. is a Denver-based company engaged in the exploration and development of a potash mine located in the Holbrook Basin of eastern Arizona. Prospect Global’s stock is traded on the NASDAQ Capital Market under the ticker symbol PGRX.

Additional details about Prospect Global Resources Inc. can be viewed at the Company’s website, www.prospectgri.com.

Source: Prospect Global Resources Inc.

About Sichuan Chemical Industry Holding (Group) Co., Ltd.

Sichuan Chemical Industry Holding (Group) Co., Ltd. (SCIHC) is a provincial state-owned enterprise with assets of RMB 20 billion. It is a large-scale conglomerate involved in production and marketing of fertilizers and chemical products, including phosphorite and coal. Additional business lines include international commodities trade and chemical and technical services. SCIHC has 24,300 full-time employees, more than 5,000 of whom are technical professionals. Sichuan Chemical has been a leader of China’s chemical industry for more than 50 years.

Source:  Sichuan Chemical Industry Holding (Group) Co., Ltd.

Regarding Forward-Looking Statements

With the exception of historical matters, the matters discussed in this press release include forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein. Such forward-looking statements include statements regarding current and future classification of Prospect Global’s potash resources, development of its potash resources and potash mining facility and the Pre-Feasibility Study.  Factors that could cause actual results to differ materially from projections or estimates include, among others, potash prices, economic and market conditions, and the additional risks described in Prospect Global’s filings with the SEC, including Prospect Global’s Annual Report on Form 10-K for the year ended March 31, 2013. Most of these factors are beyond Prospect Global’s ability to predict or control. The forward-looking statements are made as of the date hereof and, except as required under applicable securities legislation, Prospect Global does not assume any obligation to update any forward-looking statements. Readers are cautioned not to put undue reliance on forward-looking statements.